  Exhibit 99.1

TEGO CYBER TO PRESENT AT THE 2021 SNN NETWORK SUMMER VIRTUAL EVENT ON AUGUST 18TH

LAS VEGAS, NV, August 11, 2021/ACCESSWIRE/ -- Tego Cyber Inc. (OTCQB:TGCB), an emerging developer of proactive cyber threat intelligence applications and solutions, today announced that it will be presenting at the 2021 SNN Network Virtual Event on Wednesday, August 18th at 1:30 pm ET/10:30 am PT. Shannon Wilkinson, CEO of Tego Cyber, will be hosting the presentation and answering questions from investors.

To access the live presentation, please use the following information:

SNN Network Summer Virtual Event 2021
Date: Wednesday, August 18, 2021
Time: 1:30 PM Eastern Time/10:30 AM Pacific Time
Webcast: https://www.webcaster4.com/Webcast/Page/2750/42277

If you would like to book 1x1 investor meetings with Tego Cyber, and to watch Tego Cyber’s presentation, please make sure you are registered for the virtual event here: https://conference.snn.network/signup. 1x1 meetings will be scheduled and conducted via private, secure video conference through the conference event platform.

If you can’t make the live presentation, all company presentations “webcasts” will be available directly on the conference event platform on this link under the tab “Agenda”: https://conference.snn.network/agenda

News Compliments of Accesswire

About Tego Cyber Inc.
Tego Cyber Inc. (OTCQB:TGCB, “the Company”) was created to capitalize on the emerging cyber threat intelligence market. The Company has developed a cyber threat intelligence application that integrates with top end security platforms to gather, analyze, then proactively identify threats to an enterprise network. The Tego Threat Intelligence Platform (TTIP) takes in vetted and curated threat data and after utilizing a proprietary process, the platform compiles, analyzes, and then delivers that data to an enterprise network in a format that is timely, informative, and relevant. The threat data provides additional context including specific details needed to identify and counteract threats so that security teams can spend less time searching for disparate information. The first version of the TTIP will integrate with the widely accepted SPLUNK platform to provide real-time threat intelligence to macro enterprises using the SPLUNK architecture. The Company plans on developing future versions of the TTIP for integration with other established SIEM systems and platforms including: Elastic, IBM QRadar, AT&T Cybersecurity, Exabeam, and Google Chronical. For more information, please visit www.tegocyber.com.

About SNN Network

SNN Network is your multimedia financial news platform for discovery, transparency and due diligence. This is your one-stop hub to find new investment ideas, check in on watchlist, gather the most up-to-date information on the Small-, Micro-, Nano-Cap market with the goal to help you towards achieving your wealth generation goals. Follow the companies YOU want to know more about; read and watch content from YOUR favorite finance and investing influencers; create YOUR own watchlist and screen for ideas YOU'RE interested in; find out about investor conferences YOU want to attend - all here on SNN Network.

If you would like to attend the SNN Network Summer Virtual Event 2021, please register here: https://conference.snn.network/signup

Contact:
Tego Cyber Inc.
8565 S Eastern Avenue, Suite 150
Las Vegas, Nevada 89123
USA
Tel: 855-939-0100 (North America)
Tel: 725-726-7840 (Europe)
Email: info@tegocyber.com
Web: tegocyber.com
Facebook: facebook.com/tegocyber
LinkedIn: linkedin.com/company/tegocyber
Twitter: twitter.com/tegocyber

Investor Relations:
Crescendo Communications, LLC
Tel: 212-671-1020
Email: TGCB@crescendo-ir.com

Source: Tego Cyber Inc. via SNN Network